Exhibit 99.1
Report of Independent Auditors
To the Members of RIH Acquisitions IN, LLC:
     We have audited the accompanying consolidated balance sheets of RIH Acquisitions IN, LLC (dba Resorts East Chicago) and subsidiaries (the “Company”) as of December 31, 2006 and 2005 and the related consolidated statements of income, members’ equity, and cash flows for the year ended December 31, 2006 and for the period April 26, 2005 (commencement of operations) through December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2006 and 2005, and the consolidated results of their operations and their cash flows for the year ended December 31, 2006 and for the period April 26, 2005 (commencement of operations) through December 31, 2005, in conformity with U.S. generally accepted accounting principles.
/s/ Ernst & Young
April 6, 2007
Las Vegas, Nevada

99.1-1

RIH Acquisitions IN, LLC
(dba Resorts East Chicago)
Consolidated Balance Sheets
(in thousands)

	December 31
	2006	2005

Assets
Current assets:
Cash and cash equivalents	$17,027	$13,295
Accounts Receivable, net of allowance for doubtful accounts	4,600	2,520
Inventories	251	296
Prepaid expenses and other current assets	2,837	1,069

Total current assets	24,715	17,180

Property and equipment, net	182,540	190,584
Due from affiliates	15	32,110
Goodwill	99,364	99,364
Intangible and other long-term assets, net of accumulated amortization	197,607	193,322

Total assets	$504,241	$532,560

Liabilities and members’ equity
Current liabilities:
Current maturities of long-term debt	$130	$—
Accounts payable	3,015	2,254
Accrued expenses	18,673	21,568
Due to affiliates	86	216

Total current liabilities	21,904	24,038
Long-term debt, less current portion	377,178	—
Due to affiliates	24,542	6,480

Total liabilities	423,624	30,518

Commitments and contingencies (Note 11)

Members’ equity:
Members’ equity	31,713	483,401
Retained earnings	48,904	18,641

Total members’ equity	80,617	502,042

Total liabilities and members’ equity	$504,241	$532,560

The accompanying notes are an integral part of these consolidated financial statements.

99.1-2

RIH Acquisitions IN, LLC
(dba Resorts East Chicago)
Consolidated Statements of Income
(in thousands)

		Period April 26, 2005
		(commencement of operations)
	Year Ended	through
	December 31, 2006	December 31, 2005

Operating revenues:
Casino	$325,259	$184,918
Hotel	8,048	5,167
Food and beverage	25,388	15,556
Other revenue	5,968	4,328

Gross revenue	364,663	209,969
Less: promotional allowances	(68,395)	(37,251)

Net revenue	296,268	172,718

Operating costs and expenses:
Casino	182,033	106,112
Hotel	540	476
Food and beverage	5,194	3,797
Other	443	416
General and administrative	53,277	32,392
Corporate expense	4,726	967
Depreciation and amortization	13,322	8,597
Loss on disposition of property and equipment	79	—
Pre-opening expenses	—	1,495

Total operating costs and expenses	259,614	154,252

Operating income	36,654	18,466

Interest income	136	175
Interest expense	(6,527)	—

Net income	$30,263	$18,641

The accompanying notes are an integral part of these consolidated financial statements.

99.1-3

RIH Acquisitions IN, LLC
(dba Resorts East Chicago)
Consolidated Statements of Members’ Equity
For the year ended December 31, 2006
and April 26, 2005 (commencement of operations)
through December 31, 2005
(in thousands)

Balance April 26, 2005	$—
Contributed capital	483,401
Net income	18,641

Balance December 31, 2005	502,042
Related party receivable (Note 9)	(451,688)
Net income	30,263

Balance December 31, 2006	$80,617

The accompanying notes are an integral part of these consolidated financial statements.

99.1-4

RIH Acquisitions IN, LLC
(dba Resorts East Chicago)
Consolidated Statements of Cash Flows
(in thousands)

		Period April 26, 2005
		(commencement of operations)
	Year Ended	through
	December 31, 2006	December 31, 2005

Operating revenues:
Net income	$30,263	$18,641
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,322	8,597
Amortization of deferred financing fees	272	—
Provision for bad debts	470	231
Loss on sale and disposal of assets	79	210
Change in assets and liabilities:
Accounts receivable, net	(2,550)	(2,211)
Inventories, prepaid expenses and other current assets	304	(646)
Other assets	53	35
Accounts payable and accrued expenses	(3,248)	8,871
Due to/from affiliates, net	(31,908)	(25,414)

Net cash provided by operating activities	7,057	8,314

Cash flows from investing activities
Additions to property and equipment	(3,485)	(5,125)
Proceeds from sale of assets	160	75

Net cash used in investing activities	(3,325)	(5,050)

Increase in cash and cash equivalents	3,732	3,264
Balance, beginning of period	13,295	10,031

Balance, end of period	$17,027	$13,295

Supplemental cash flows information:
Related party receivable	$365,625	$—

Debt pushed down from related party	$377,308	$—

Cash disclosures for acquisition:
Fair market value of assets acquired	$—	$488,321
Cash paid	—	(473,370)

Liabilities assumed	$—	$14,951

The accompanying notes are an integral part of these consolidated financial statements.

99.1-5

RIH Acquisitions IN, LLC
(dba Resorts East Chicago)
Notes to Consolidated Financial Statements
December 31, 2006
1. Organization and Basis of Presentation
RIH Acquisitions IN, LLC (dba Resorts East Chicago) and its subsidiary (the “Company”), an Indiana limited liability company and indirect wholly-owned subsidiary of RIH Resorts, LLC (“RIH Resorts”), was formed on September 30, 2004, and owns and operates Resorts East Chicago, a casino resort located in East Chicago, Indiana, located on approximately 35 acres of land adjacent to Lake Michigan. Resorts East Chicago features 291 guest rooms and suites, approximately 56,000 square feet of casino space and five restaurants. The Company is licensed to operate Resorts East Chicago by the Indiana Gaming Commission (“IGC”) and operations of the facility are subject to rules and regulations established by the IGC.
Pursuant to the Asset Purchase Agreement dated September 27, 2004, RIH Resorts acquired substantially all of the assets and assumed certain liabilities of four casino properties, including Resorts East Chicago, from Harrah’s Entertainment, Inc. (“Harrah’s”) and Caesars Entertainment, Inc. (the “Acquisition”). The Acquisition was consummated on April 26, 2005. The original debt incurred to finance the Acquisition was carried on the balance sheet of RIH Resorts and not allocated to the Company as of December 31, 2005 (see Note 8). The assets acquired and liabilities assumed by the Company, as a result of the Acquisition, from Showboat Marina Casino Partnership (“SMCP”), a majority-owned indirect subsidiary of Harrah’s, were accounted for using the purchase method of accounting and, accordingly, the aggregate purchase price, including transaction fees and expenses, has been allocated based on the estimated fair value of the assets acquired and the liabilities assumed.
In conjunction with the financing disclosed in Note 8, RIH Propco IN, LLC was created which is a 100% wholly owned subsidiary of RIH Acquisitions IN, LLC.
The accompanying consolidated financial statements present the financial results of the Company for the year ended December 31, 2006 and for the period April 26, 2005 through December 31, 2005. Prior to April 26, 2005, the Company had conducted no business other than in connection with the execution of the Acquisition. All intercompany balances and transactions have been eliminated in consolidation.
The cash flows of Resorts East Chicago and other casino properties acquired by RIH Resorts are the only sources to fund the interest payments of the debt issued by RIH Resorts to fund the Acquisition.

99.1-6

RIH Acquisitions IN, LLC
(dba Resorts East Chicago)
Notes to Consolidated Financial Statements (continued)
2. Summary of Significant Accounting Policies
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of control assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Cash and Cash Equivalents
Cash and cash equivalents are highly liquid investments with an original maturity of less than three months and are stated at the lower of cost or market value. The carrying value of cash equivalents approximates fair value.
Accounts Receivable
Accounts receivable are due within one year and are recorded net of amounts estimated to be uncollectible. The Company estimates an allowance for doubtful accounts to reduce its receivables to their carrying amount, which approximates net realizable value. The Company estimates an allowance for doubtful accounts based on a specific review of customer accounts, collection experience and current business conditions.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentration of credit risk consist principally of accounts receivable.
The Company extends credit to certain customers following an evaluation of the creditworthiness of the individual or entity. The Company maintains an allowance for doubtful accounts to reduce the accounts receivable to their estimated collectible amount. Management believes that there are no concentrations of credit risk for which an allowance has not been established and recorded. The collectibility of foreign and domestic accounts receivable could be affected by future economic or other significant events in the United States or in the countries in which foreign customers may reside.

99.1-7

RIH Acquisitions IN, LLC
(dba Resorts East Chicago)
Notes to Consolidated Financial Statements (continued)
2. Summary of Significant Accounting Policies (continued)
Inventories
Inventories consist primarily of food and beverage items and operating supplies and are stated at the lower of cost or market. Cost is determined by using the first-in, first-out method.
Property and Equipment
Property and equipment are stated at cost. Costs of improvements are capitalized. Costs of normal repairs and maintenance are charged to expense as incurred. Upon the sale or retirement of property and equipment, the cost and related accumulated depreciation are removed from the respective accounts, and the resulting gain or loss, if any, is included in the accompanying consolidated statements of income.
Depreciation is expensed on a straight-line basis over the estimated useful life of the assets. Leasehold improvements are amortized over the shorter of the asset life or lease term. The service lives of assets are generally 30 to 40 years for buildings, 30 years for riverboats, and three to 12 years for furniture and equipment.
The carrying values of the Company’s assets are reviewed when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Asset impairment is determined to exist if estimated future cash flows, undiscounted and without interest charges, are less than the carrying amount. If it is determined that an impairment has occurred, then an impairment loss is recognized in the accompanying consolidated statements of income. There were no impairment losses recognized during the year ended December 31, 2006 and the period April 26, 2005 through December 31, 2005.
Goodwill and Intangible Assets
The Company has adopted Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets. In accordance with SFAS No. 142, goodwill is not amortized and is tested at least annually for impairment.

99.1-8

RIH Acquisitions IN, LLC
(dba Resorts East Chicago)
Notes to Consolidated Financial Statements (continued)
2. Summary of Significant Accounting Policies (continued)
Income Taxes
The Company is a limited liability company. For federal income tax purposes, the Company’s taxable income or loss flows through to the federal income tax returns of the individual holders of the Company’s membership interests. Accordingly, a tax provision and current and deferred taxes are not reflected in the accompanying consolidated financial statements.
Self-Insurance Reserves
The Company is self-insured for various levels of general liability, workers’ compensation, and non-union employee medical and life insurance coverage. Self-insurance reserves are estimated based on the Company’s past claims experience and are included in accrued expenses on the accompanying consolidated balance sheets.
Revenue Recognition
Gaming revenue is recorded as the net win from gaming activities, which represents the difference between amounts wagered and amounts won by patrons. Revenues from food, beverage, hotel and other departments are recognized at the time the related service is performed. Deposits for future hotel occupancy or food and beverage services contracts are recorded as deferred income until revenue recognition criteria are met. Cancellation fees for hotel and food and beverage services are recognized upon cancellation by the customer as defined by a written contract entered into with the customer. Other revenue includes retail sales, entertainment sales, telephone, and other miscellaneous income at Resorts East Chicago.
Promotional Allowances
Casino promotional allowances consist of the retail value of complimentary food and beverages, accommodations, admissions and entertainment provided to casino patrons. Also included is the value of the coupons redeemed for cash at Resorts East Chicago.

99.1-9

RIH Acquisitions IN, LLC
(dba Resorts East Chicago)
Notes to Consolidated Financial Statements (continued)
2. Summary of Significant Accounting Policies (continued)
Promotional Allowances (continued)
The estimated retail value of providing such promotional allowances is included in casino operating revenues for the year ended December 31, 2006 and for the period April 26, 2005 through December 31, 2005, and are as follows (in thousands):

	2006	2005
Rooms	$7,002	$4,374
Food and beverage	19,490	11,467
Cash-back coupons	39,437	20,071
Other expense	2,466	1,339

Total retail value of promotional allowances	$68,395	$37,251

The estimated departmental costs of providing these complimentaries are classified in the accompanying consolidated statements of income as an expense of the department issuing the complimentary, primarily the casino department, and are as follows (in thousands):

	2006	2005
Rooms	$3,619	$2,625
Food and beverage	17,163	10,647
Other expense	319	187

Total cost of promotional allowances	$21,101	$13,459

Cash discounts based upon a negotiated amount with each patron are recognized as a direct reduction in revenue on the date the related revenue is recorded. Revenues are recognized net of certain sales incentives in accordance with the Emerging Issues Task Force (“EITF”) consensus in Issue 01-9, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products). The consensus in EITF 01-9 recognizes that sales incentives be recorded as a reduction of revenue and that points covered in point loyalty programs, such as our slot club loyalty program, must be recorded as a reduction of revenue. The Company recognizes incentives related to points earned in the slot club loyalty program as a promotional allowance in the consolidated statements of income.

99.1-10

RIH Acquisitions IN, LLC
(dba Resorts East Chicago)
Notes to Consolidated Financial Statements (continued)
2. Summary of Significant Accounting Policies (continued)
Progressive Jackpot Payouts
The Company maintains a number of progressive slot machines and table games. As wagers are made on the respective progressive games, the amount available to win (to be paid out when the appropriate jackpots are hit) increases. The Company has recorded the progressive jackpots as a liability with a corresponding charge against casino revenue.
Advertising Expenses
The Company expenses advertising costs as they are incurred. Advertising expense totaled $8.5 million and $5.6 million for the year ended December 31, 2006 and for the period April 26, 2005 through December 31, 2005, respectively.
Pre-Opening Expenses
The Company recorded $0.1 million and $1.5 million of pre-opening expenses for the year ended December 31, 2006 and for the period April 26, 2005 through December 31, 2005, respectively, to acquire substantially all of the assets and liabilities of SMCP in connection with the Acquisition.
Reclassifications
Certain balance sheet and income statement amounts reported in the prior period have been reclassified to follow the Company’s current year’s reporting practice.
3. Acquisition
As noted above, on April 26, 2005, the Acquisition was consummated and the Company acquired substantially all of the assets and assumed certain liabilities of the hotel/casino operations, assets and liabilities, formerly known as Harrah’s East Chicago. Of the total purchase price of $1.2 billion, which included three other casino properties, $490.2 million was allocated to the operations, assets and liabilities acquired by the Company.
In order to assist management in assigning values of assets acquired and liabilities assumed in the transaction, the Company obtained a third-party valuation of significant identifiable intangible assets acquired, as well as other assets acquired and liabilities assumed.

99.1-11

RIH Acquisitions IN, LLC
(dba Resorts East Chicago)
Notes to Consolidated Financial Statements (continued)
3. Acquisition (continued)
The following is a summary of the estimated fair values of the assets acquired and liabilities assumed as of April 26, 2005 (amounts in thousands):

Current assets	$11,291
Property and equipment	194,008
Goodwill	99,364
Intangible assets	189,500
Favorable lease value	4,190

Total assets acquired	498,353
Current liabilities	14,952

Total	$483,401

4. Accounts Receivable
Components of accounts receivable are as follows at December 31, 2006 and 2005 (in thousands):

	2006	2005
Casino	$4,489	$2,107
Hotel and other	799	844

	5,288	2,951
Less: allowance for doubtful accounts	(688)	(431)

Total	$4,600	$2,520

The provision for estimated uncollectible accounts receivable, primarily included in casino expenses, was $0.5 million and $0.2 million for the year ended December 31, 2006 and for the period April 26, 2005 through December 31, 2005, respectively.

99.1-12

RIH Acquisitions IN, LLC
(dba Resorts East Chicago)
Notes to Consolidated Financial Statements (continued)
5. Property and Equipment
Components of property and equipment are as follows at December 31, 2006 and 2005 (in thousands):

	2006	2005
Land improvements	$4,283	$4,283
Buildings and improvements	101,768	101,209
Boats and barges	63,094	62,967
Furniture, fixtures and equipment	33,994	30,170
Construction in progress	138	99

	203,277	198,728
Less: accumulated depreciation	(20,737)	(8,144)

Property and equipment, net	$182,540	$190,584

Depreciation expense totaled approximately $12.8 million and $8.1 million for the year ended December 31, 2006 and for the period April 26, 2005 through December 31, 2005, respectively. Substantially all of the Company’s assets serve as collateral on the debt incurred by Resorts International Holdings, LLC used to finance the acquisition.
6. Goodwill and Intangible Assets
In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations, the Company recorded goodwill in the amount of $99.4 million representing the excess of the Acquisition cost over the fair value of the net assets acquired. During the fourth quarter of 2006, the Company reviewed the goodwill balance for impairment and determined that no impairment was present.

99.1-13

RIH Acquisitions IN, LLC
(dba Resorts East Chicago)
Notes to Consolidated Financial Statements (continued)
6. Goodwill and Intangible Assets (continued)
The Company’s intangible assets acquired in connection with the Acquisition are as follows at December 31, 2006 and 2005 (in thousands):

	2006	2005
Gaming license	$188,000	$188,000
Favorable lease value	4,190	4,190
Customer list	1,500	1,500
Debt issuance costs	5,110	—

	198,800	193,690
Accumulated amortization	(1,193)	(368)

Total	$197,607	$193,322

The gaming license has been determined to have an indefinite life and is not subject to amortization, but rather is evaluated for impairment on an annual basis. The Company assumed an operating lease for land that has terms that are favorable relative to market prices. The favorable lease value and the customer list have no residual value and will be amortized over their respective useful lives of 80 years and three years, respectively. For the year ended December 31, 2006 and for the period April 26, 2005 through December 31, 2005, amortization expense related to these assets totaled $0.6 million and $0.4 million, respectively.
The debt issuance costs of $4.8 million at December 31, 2006, were incurred in connection with obtaining the new loan agreement signed in October 2006 as described in Note 8. The debt issuance costs are amortized on a straight-line basis, which approximates the effective interest method, over the contractual life of the loan and amortization of such costs is included in interest expense on the accompanying consolidated statements of income. Amortization expense for the year ended December 31, 2006 was approximately $0.3 million.

99.1-14

RIH Acquisitions IN, LLC
(dba Resorts East Chicago)
Notes to Consolidated Financial Statements (continued)
7. Accrued Expenses
Accrued expenses consisted of the following at December 31, 2006 and 2005 (in thousands):

	2006	2005
Compensation and benefits	$6,356	$5,628
Customer deposits	129	487
Outstanding casino chips and tokens	402	299
Gaming and property taxes	6,631	10,934
Other	5,155	4,220

Total	$18,673	$21,568

8. Long-Term Debt
Long-term debt consisted of the following at December 31, 2006 and 2005 (in thousands):

	2006	2005
Loan agreement	$376,890	$—
Capital lease obligation, payable for term of 36 months, effective December 2006, bearing effective interest rate of 7.50%	418	—

	377,308	—
Less: current portion	130	—

	$377,178	$—

On October 24, 2006, JPMorgan Chase Bank (“JPMorgan”) entered into a loan agreement between RIH Acquisitions IN, LLC, RIH Acquisitions MS I, LLC, RIH Acquisitions MS II, LLC, RIH Acquisitions NJ, LLC, and their wholly-owned subsidiaries (the “Borrowers”). The loan agreement provided for the single disbursement of $960 million collateralized by a mortgage loan on certain of the Borrowers’ properties. The Company was allocated $377 million of the total amount. The proceeds from the loan were used by RIH Resorts to retire the original term loans, fund required reserves, and pay costs and expenses of closing the loan. The loan matures in November 2008 with the option to extend the term for three successive terms of one year each. Interest payments, in arrears, are required monthly at interest equal to LIBOR plus 2.65%. As of December 31, 2006, the interest rate was approximately 8.00%.

99.1-15

RIH Acquisitions IN, LLC
(dba Resorts East Chicago)
Notes to Consolidated Financial Statements (continued)
8. Long-Term Debt (continued)
Scheduled maturities of the Company’s debt are as follows (in thousands):

2007	$130
2008	377,178

Total	$377,308

9. Related-Party Transactions
The Company participates with RIH Resorts, other RIH Resorts subsidiaries, and other affiliated companies in marketing, purchasing, insurance, employee benefit and other programs that are defined and negotiated by RIH Resorts. The Company believes that participating in these programs is beneficial in comparison to the terms for similar programs that it could negotiate on a stand-alone basis. The total value of these services received from RIH Resorts, its other subsidiaries and other affiliates totaled approximately $18.0 million and $6.5 million for the year ended December 31, 2006 and for the period April 26, 2005 through December 31, 2005, respectively, which are included in the statements of income.
The Company transfers cash in excess of its operating needs to RIH Resorts on a daily basis. Cash transfers from RIH Resorts to the Company are also made based upon the needs of the Company to fund daily operations, including accounts payable and payroll, as well as capital expenditures. The total net amount owed to the Company by RIH Resorts at December 31, 2006 and 2005, was $15,000 and $32.1 million, respectively.
During 2006, the Company has determined that certain amounts due from RIH Resorts are not collectible, therefore, these amounts have been classified as a reduction of members’ equity in the accompanying consolidated statements of member’s equity.
10. Retirement Plans
The Company has a defined contribution plan in which substantially all non-union employees are eligible to participate. Contributions are made to the plan based on a percentage of eligible employee contributions. Contributions made to the plan totaled approximately $0.8 million and $0.6 million for the year ended December 31, 2006 and for the period April 26, 2005 through December 31, 2005, respectively.

99.1-16

RIH Acquisitions IN, LLC
(dba Resorts East Chicago)
Notes to Consolidated Financial Statements (continued)
10. Retirement Plans (continued)
Certain employees of the Company are covered by union-sponsored, collectively bargained, multi-employer defined benefit pension plans. The contributions charged to operating expenses for these plans totaled $36,000 and $27,000 for the year ended December 31, 2006 and for the period April 26, 2005 through December 31, 2005, respectively. Under the Employee Retirement Income Security Act of 1974, the Company may be liable for its share of unfunded liabilities, if any, if the plans are terminated.
11. Commitments and Contingencies
Economic Development Agreement
Pursuant to letter agreements executed between SMCP and the City of East Chicago, Indiana (the “City”) dated April 8, 1994 and April 18, 1995, and later assumed by the Company in conjunction with the Acquisition, the Company is committed to annually contribute an aggregate 3.75% of its adjusted gross receipts to fund economic and community development projects for the City. Approximately $12.2 million and $7.0 million was contributed to the City under this commitment for the year ended December 31, 2006 and for the period April 26, 2005 through December 31, 2005, respectively, and is included in general and administrative expenses in the accompanying consolidated statements of income.
The Company is also responsible for a mortgage guarantee program to assist a minimum of 250 residents of the City by guaranteeing up to 25% of the purchase price of a home. Additionally, the Company must provide employees who have been employed for at least six months and who are first time home buyers with down payment assistance of 5% of the purchase price of a home up to a maximum of $5,000. The Company made $11,000 and $31,000 contributions to the mortgage programs during the year ended December 31, 2006 and for the period April 26, 2005 through December 31, 2005, respectively.

99.1-17

RIH Acquisitions IN, LLC
(dba Resorts East Chicago)
Notes to Consolidated Financial Statements (continued)
11. Commitments and Contingencies (continued)
Leases
In 1995, SMCP entered into a Redevelopment Project Lease with the East Chicago Department of Redevelopment pursuant to which the City granted SMCP a leasehold interest in approximately 27 acres and the exclusive right to dock and operate a riverboat casino along with ancillary land-based facilities, including restaurants, entertainment facilities and parking areas at the site. The lease was assumed by the Company on April 26, 2005, upon consummation of the Acquisition. Under this lease, the Company is obligated to pay the City annual rent of $400,000, with such rentals being adjusted every three years based upon changes in the Consumer Price Index subject to a maximum 5% increase for each adjustment. In 2005, the annual rent increased to $463,000. This lease has an initial 30-year term and may be renewed for two additional 30-year terms at the election of the Company.
The Company is also subject to various operating leases for casino and office equipment used in the course of business.
The following is a schedule of future minimum lease commitments under noncancelable operating leases as of December 31, 2006 (in thousands):

2007	$463
2008	463
2009	463
2010	463
2011	463
Thereafter	6,019

$8,334

Rent expense incurred as a result of these leases totaled approximately $0.5 million and $0.3 million for the year ended December 31, 2006 and for the period April 24, 2005 through December 31, 2005, respectively.
Litigation
The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, these matters will not have a material effect on the consolidated financial position, results of operation, or cash flows of the Company.

99.1-18

RIH Acquisitions IN, LLC
(dba Resorts East Chicago)
Notes to Consolidated Financial Statements (continued)
12. Subsequent Events (Unaudited)
On April 4, 2007, the Company announced that it has entered into a definitive agreement with Ameristar Casinos to sell its casino and hotel for $675 million in cash. The transaction is subject to receipt of approvals from various gaming regulatory authorities, anti-trust pre-clearance and the completion of the due diligence period, which ends on April 22, 2007. During the due diligence period, Ameristar has the unconditional right to terminate the purchase agreement without penalty. The transaction is expected to be completed in the fourth quarter of 2007. The estimated selling price exceeds the carrying value of the Company; therefore, no loss has been recognized as of December 31, 2006. Any gain related to the sale will be recognized when the transaction is completed.

99.1-19